Exhibit 99.1

Fifth Street Senior Floating Rate Corp. Announces Quarter Ended June 30, 2017 Financial Results

GREENWICH, CT, August 9, 2017 - Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR" or "we") today announced its financial results for the third fiscal quarter ended June 30, 2017.

Third Fiscal Quarter 2017 and Post-Quarter Highlights

•	Net investment income of $5.9 million, or $0.20 per share;

•	Net asset value per share of $10.65;

•	Closed $58.0 million of new investments; and

•	Our Board of Directors declared quarterly dividends of $0.19 per share, payable on September 29, 2017 to stockholders of record on September 15, 2017, and $0.19 per share, payable on December 29, 2017 to stockholders of record on December 15, 2017.

Portfolio and Investment Activity

FSFR's Board of Directors determined the fair value of our investment portfolio at June 30, 2017 to be $565.2 million, as compared to $573.6 million at September 30, 2016. Total assets were $597.8 million at June 30, 2017, as compared to $622.4 million at September 30, 2016.

During the quarter ended June 30, 2017, we closed $58.0 million of investments in 11 new and one existing portfolio companies and funded $66.9 million across new and existing portfolio companies. This compares to closing $112.2 million of investments in nine new and three existing portfolio companies and funding $107.1 million during the quarter ended June 30, 2016. During the quarter ended June 30, 2017, we received $36.8 million in connection with the full repayments and exits of four of our investments, and an additional $6.6 million in connection with other paydowns and sales of investments.

At June 30, 2017, our portfolio consisted of investments in 68 companies. At fair value, 88.3% of our portfolio consisted of senior secured floating rate debt investments, 10.9% consisted of investments in the subordinated notes and LLC equity interests of FSFR Glick JV LLC ("FSFR Glick JV") and 0.8% consisted of equity investments in other portfolio companies. Our average portfolio company debt investment size at fair value was $8.2 million at June 30, 2017 versus $8.9 million at September 30, 2016.

At June 30, 2017, FSFR Glick JV had $145.2 million in assets, including senior secured loans to 28 portfolio companies.  The joint venture generated income of $1.0 million for FSFR during the third fiscal quarter.

Our weighted average yield on debt investments at June 30, 2017, including the return on FSFR Glick JV, was 7.9%, and included a cash component of 7.6%. We utilized our attractively priced leverage and operated within our target leverage range of 0.8x to 0.9x debt-to-equity during the quarter, ending the quarter at 0.86x leverage.

Results of Operations

Total investment income for the quarters ended June 30, 2017 and June 30, 2016 was $12.2 million and $13.1 million, respectively. For the quarter ended June 30, 2017, the amount primarily consisted of $12.1 million of interest income from portfolio investments. For the quarter ended June 30, 2016, the amount primarily consisted of $11.6 million of interest income from portfolio investments.

Net expenses for the quarters ended June 30, 2017 and June 30, 2016 were $6.2 million and $7.0 million, respectively. Net expenses decreased for the quarter ended June 30, 2017 as compared to the quarter ended June 30, 2016, due primarily to a $0.6 million decrease in professional fees attributable to the settlement of proxy-related matters.

Net realized and unrealized losses on our investment portfolio for the quarters ended June 30, 2017 and June 30, 2016 were $5.8 million and $5.2 million, respectively.

Liquidity and Capital Resources

At June 30, 2017, we had $26.9 million of cash and cash equivalents (including $7.7 million of restricted cash), portfolio investments (at fair value) of $565.2 million, $2.9 million of interest, dividends and fees receivable, $12.0 million of net payables from unsettled transactions, $86.7 million of borrowings outstanding under our revolving credit facilities, $179.5 million of borrowings outstanding under our debt securitization (net of unamortized financing costs) and unfunded commitments of $47.4 million. Our regulatory leverage ratio was 0.86x debt-to-equity.

At September 30, 2016, we had $28.8 million of cash and cash equivalents (including $9.0 million of restricted cash), portfolio investments (at fair value) of $573.6 million, $4.6 million of interest, dividends and fees receivable, $12.9 million of net receivables from unsettled transactions, $107.4 million of borrowings outstanding under our revolving credit facilities, $177.5 million of borrowings outstanding under our debt securitization (net of unamortized financing costs) and unfunded commitments of $52.8 million. Our regulatory leverage ratio was 0.90x debt-to-equity.

Dividend Declaration

Our Board of Directors met on August 7, 2017 and declared the following quarterly distributions:

•	$0.19 per share, payable on September 29, 2017 to stockholders of record on September 15, 2017; and
•	$0.19 per share, payable on December 29, 2017 to stockholders of record on December 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Portfolio Asset Quality

We utilize the following investment ranking system to assess and monitor our debt investment portfolio:

•	Investment Ranking 1 is used for debt investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for debt investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new debt investments are initially ranked 2.

•	Investment Ranking 3 is used for debt investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, debt investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for debt investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Debt investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At June 30, 2017 and September 30, 2016, the distribution of our debt investments on the 1 to 4 investment ranking scale at fair value was as follows:

	June 30, 2017				September 30, 2016(2)
Investment Ranking	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$19,048,520	3.40%	2.33		$20,056,209	3.59%	3.80
2	492,886,292	87.93	4.00		519,618,113	92.91	4.20
3	40,703,150	7.26	NM	(1)	12,440,322	2.22	NM	(1)
4	7,921,674	1.41	NM	(1)	7,156,160	1.28	NM	(1)
Total	$560,559,636	100.00%	3.94		$559,270,804	100.00%	4.18

(1)	Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.
(2)	Beginning as of December 31, 2016, we have revised our investment ranking scale to include only debt investments. Accordingly, in order to make the table comparative, we revised the investment ranking table as of September 30, 2016 to exclude equity investments.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of June 30, 2017, we had modified the payment terms of our investments in five portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of June 30, 2017, there was one investment on which we had stopped accruing PIK interest and OID income that represented 2.5% of our debt portfolio at cost and 1.4% at fair value.

Recent Developments

On July 13, 2017, our investment adviser entered into an asset purchase agreement with Oaktree Capital Management, L.P. ("Oaktree"), under which Oaktree would become the new investment adviser to FSFR and Fifth Street Finance Corp., subject to the approval of a new investment advisory agreement between us and Oaktree by our stockholders and certain other closing conditions. Oaktree would pay gross cash consideration of $320 million upon the close of the transaction, which is expected to occur during our first fiscal quarter of 2018.

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Assets and Liabilities

	June 30, 2017	September 30, 2016
ASSETS
Investments at fair value:
Control investments (cost June 30, 2017 and September 30, 2016: $71,117,506)	$61,614,406	$63,316,667
Affiliate investments (cost June 30, 2017: $18,006,812; cost September 30, 2016: $15,953,798)	11,778,272	13,006,458
Non-control/Non-affiliate investments (cost June 30, 2017: $500,706,398; cost September 30, 2016: $513,397,659)	491,785,575	497,281,256
Total investments at fair value (cost June 30, 2017: $589,830,716; cost September 30, 2016: $600,468,963)	565,178,253	573,604,381
Cash and cash equivalents	19,258,982	19,778,841
Restricted cash	7,651,878	9,036,838
Interest, dividends and fees receivable	2,883,409	4,579,935
Due from portfolio companies	305,501	336,429
Receivables from unsettled transactions	846,065	12,869,092
Deferred financing costs	1,348,806	2,063,133
Other assets	344,196	148,492
Total assets	$597,817,090	$622,417,141
LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$466,921	$1,246,286
Base management fee and incentive fee payable	2,163,704	2,987,721
Due to FSC CT	427,646	402,073
Interest payable	1,946,228	1,798,653
Payables from unsettled transactions	12,831,700	—
Amounts payable to syndication partners	—	18,750
Director fees payable	122,450	236,275
Credit facilities payable	86,656,800	107,426,800
Notes payable (net of $2,296,658 and $2,514,236 of unamortized financing costs as of June 30, 2017 and September 30, 2016, respectively)	179,503,342	177,485,764
Secured borrowings at fair value (proceeds September 30, 2016: $5,000,000)	—	4,985,425
Total liabilities	284,118,791	296,587,747
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding at June 30, 2017 and September 30, 2016	294,668	294,668
Additional paid-in-capital	373,995,934	373,995,934
Net unrealized depreciation on investments and secured borrowings	(24,652,463)	(26,850,007)
Net realized loss on investments	(24,371,682)	(10,969,707)
Accumulated overdistributed net investment income	(11,568,158)	(10,641,494)
Total net assets (equivalent to $10.65 and $11.06 per common share at June 30, 2017 and September 30, 2016, respectively)	313,698,299	325,829,394
Total liabilities and net assets	$597,817,090	$622,417,141

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Operations

	Three months ended June 30, 2017	Three months ended June 30, 2016	Nine months ended June 30, 2017	Nine months ended June 30, 2016
Interest income:
Control investments	$1,452,148	$1,351,423	$4,250,910	$3,681,941
Affiliate investments	130,217	85,003	331,804	85,003
Non-control/Non-affiliate investments	10,406,975	10,078,942	28,930,631	31,416,467
Interest on cash and cash equivalents	36,094	20,141	98,590	53,311
Total interest income	12,025,434	11,535,509	33,611,935	35,236,722
PIK interest income:
Affiliate investments	63,551	42,502	164,331	42,502
Non-control/Non-affiliate investments	—	21,753	20,965	62,786
Total PIK interest income	63,551	64,255	185,296	105,288
Fee income:
Affiliate investments	3,351	3,148	9,647	3,148
Non-control/Non-affiliate investments	498,497	811,548	1,177,271	2,865,229
Total fee income	501,848	814,696	1,186,918	2,868,377
Dividend and other income:
Control investments	—	700,000	187,420	2,012,500
Allowance for control investments	(420,192)	—	(420,192)	—
Total dividend and other income	(420,192)	700,000	(232,772)	2,012,500
Total investment income	12,170,641	13,114,460	34,751,377	40,222,887
Expenses:
Base management fee	1,419,603	1,511,490	4,234,003	4,618,171
Part I incentive fee	1,143,101	1,219,810	2,420,829	3,733,909
Professional fees	280,008	894,245	972,310	3,529,285
Board of Directors fees	127,464	143,425	385,064	465,025
Interest expense	2,661,975	2,437,152	8,124,752	7,048,434
Administrator expense	127,533	92,622	456,018	406,030
General and administrative expenses	480,490	652,199	1,513,902	1,471,399
Total expenses	6,240,174	6,950,943	18,106,878	21,272,253
Base management fee waived	—	—	(6,232)	—
Insurance recoveries	—	—	(250,000)	—
Net expenses	6,240,174	6,950,943	17,850,646	21,272,253
Net investment income	5,930,467	6,163,517	16,900,731	18,950,634
Unrealized appreciation (depreciation) on investments:
Control investments	103,555	(1,348,337)	(1,702,261)	(5,765,722)
Affiliate investments	(1,633,615)	(2,380,733)	(3,281,200)	(2,380,733)
Non-control/Non-affiliate investments	(4,272,744)	6,988,548	7,195,580	(10,494,079)
Net unrealized appreciation (depreciation) on investments	(5,802,804)	3,259,478	2,212,119	(18,640,534)
Net unrealized appreciation on secured borrowings	—	—	(14,575)	—
Realized gain (loss) on investments:
Non-control/Non-affiliate investments	11,535	(8,506,936)	(13,401,975)	(13,360,666)
Net realized gain (loss) on investments	11,535	(8,506,936)	(13,401,975)	(13,360,666)
Net increase (decrease) in net assets resulting from operations	$139,198	$916,059	$5,696,300	$(13,050,566)
Net investment income per common share — basic and diluted	$0.20	$0.21	$0.57	$0.64
Earnings (loss) per common share — basic and diluted	$—	$0.03	$0.19	$(0.44)
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768	29,466,768
Distributions per common share	$0.19	$0.225	$0.61	$0.675

Conference Call Information

Due to the pending transaction with Oaktree, FSFR will not have an earnings call or webcast for its third quarter results.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  FSFR has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $4 billion in assets under management. With a track record of nearly 20 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets, the timing of any assignment of the current investment advisory agreement with Fifth Street Management, whether and when Oaktree Capital Management, L.P. will become the investment adviser to FSFR and future changes in laws or regulations and conditions in FSFR's operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449